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                                                                    EXHIBIT 10.1

                      [COST PLUS LETTERHEAD APPEARS HERE]



FOR IMMEDIATE RELEASE
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           COST PLUS, INC. ANNOUNCES CHANGES IN MANAGEMENT STRUCTURE


     Oakland, CA - May 19, 1998 - Cost Plus, Inc. (NASDAQ:CPWM) announced today a number of changes in the management of its support operations, to better position the Company for future growth.

     Ron Perkuchin joins the Company as Vice President Distribution, and Judy Soares joins the Company as Vice President Information Systems. Mr. Perkuchin was most recently with Ross Stores, and has over twenty years of experience in retail distribution and logistics. Ms. Soares joins Cost Plus from Natural Wonders with more than twenty years of experience in information systems at specialty retailers.

     The creation of the new position of Executive Vice President, Administration and Chief Financial Officer was also announced. This position will oversee finance, accounting, information systems, and inventory management. The Company expects to announce the executive filling this role late in June.

     The Company also announced the pending retirement of Dennis Daugherty, Executive Vice President, Operations in the coming months, and the resignation of Patricia Saucy, Vice President Finance, and Acting Chief Financial Officer, who will be leaving to join another company. Chairman and Chief Executive Officer Murray Dashe said, "The Company appreciates the significant contributions of both Pat Saucy and Dennis Daugherty during the initial phases of its growth and development."

     Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. The Company operates 71 stores in 13 states under the name, "Cost Plus World Market."

Contact:  Murray Dashe
          (510)893-7300 ext. 3002